EXECUTION COPY

EXHIBIT 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is executed this 24th day of November, 2003, between United National Insurance Company, a Pennsylvania corporation with its principal offices in Bala Cynwyd, PA (the “Company”) and Timothy J. Dwyer, an individual residing at 444 Bowen Drive Exton, PA 19341 (the “Executive”).

         WHEREAS, the parties hereto desire that the Executive be employed by the Company upon the terms and conditions provided for herein; and

         WHEREAS, in connection with such employment, the parties desire to provide the Executive with the opportunity to acquire an equity interest in the Company.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

     TERM OF EMPLOYMENT; RENEWAL. The Company agrees to employ the Executive and the Executive accepts employment with the Company for the period commencing as of the date hereof (the “Effective Date”) and ending on December 31, 2008 (such initial period, as extended below, shall be referred to as the “Employment Term”). The term of this Agreement will automatically renew at the expiration of the then current term for an additional one-year period unless, at least ninety (90) days prior to the expiration date of the then current term, either party shall give written notice of nonrenewal to the other, in which event this Agreement shall terminate at the end of the term then in effect. If the Company elects not to renew this Agreement at the expiration of the initial five year term (the “Non-Renewal Date”), and if at such time (i) there is no other event that would otherwise constitute “Cause” for the termination of the Executive’s employment hereunder, (ii) the Executive continues to comply with all his post-termination obligations, and (iii) executes a general release in form satisfactory to the Company, the Company shall continue to pay to the Executive his full Annual Direct Salary from the Non-Renewal Date in equal monthly installments until the earlier of (i) the Executive secures full time employment or (ii) six months from the Non-Renewal Date. Following the Non-Renewal Date, the Executive shall notify the Company in writing upon his commencement of any full time employment.

     POSITION AND DUTIES. The Executive shall serve as the Senior Vice President – Operations of the Company, reporting to the President and Chief Executive Officer (“CEO”) of the Company and shall have such authority and duties, consistent with such position, as may from time to time be specified by the Board of Directors of the Company (the “Board”) or CEO. At the request of the Board, the Executive shall also serve, without additional compensation, as an officer or director of any Affiliates of the Company that are involved in the business of insurance, underwriting, reinsurance or other matters related to the business operation of the Company. For purposes hereof, an “Affiliate” means any company that is controlled by, under common control with, or that controls the Company.

     ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote his business time, energies and talents to the business of the Company and shall comply with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all Company employees or senior executives as adopted by the Board from time-to-time. The Executive first shall obtain the consent of the Board in writing before engaging in any other business or commercial activities, duties or pursuits. Notwithstanding the foregoing, nothing shall preclude the Executive from (i) engaging in charitable activities and community affairs, (ii) managing his personal investments and affairs, (iii) serving in a capacity as a certified arbitrator in disputes related to reinsurance or insurance during the Executive’s personal time and (iv) assisting his prior employer (but only during the first six (6) months of employment hereunder) to complete the transition of discrete and limited projects the Executive previously was primarily responsible for, provided all such activities do not, either individually or in the aggregate, in the reasonable judgment of the Board, interfere with the proper performance of his duties and responsibilities hereunder.

     COMPENSATION.

             (a) ANNUAL DIRECT SALARY. During the term of this Agreement, as compensation for services rendered to Company under this Agreement, the Executive shall be entitled to receive from the Company an annual direct salary of not less than $225,000 per year commencing as of the Effective Date (the “Annual Direct Salary”). Executive’s Annual Direct Salary shall be payable in substantially equal bi-weekly installments, prorated for any partial employment period. The Annual Direct Salary shall be reviewed by the Board in January of each year this Agreement is in effect and may be adjusted in the discretion of the Board after taking into account the prevailing market value of the position and the then current pay increase practice of the Company. In no event shall the Annual Direct Salary be decreased without the express written consent of the Executive.

             (b) ANNUAL BONUS. During the term of this Agreement, Executive may be eligible for annual incentive awards under one or more programs adopted by the Board and established for each of the Company’s fiscal years. Award opportunities and other terms and conditions of these awards, if any, will be determined by the Board based on the achievement of goals and objectives established for each of the Company’s fiscal years, and shall not be paid until completion of the Company’s financial statements relating to the performance period at issue and satisfaction of any other conditions adopted as part of such programs. Nothing herein shall prohibit the Company from modifying or amending any such incentive awards plan from time to time, or from terminating any such plan. The initial bonus program during the first fiscal year for which the Executive is employed hereunder shall be determined by the Company subject to approval by the Board.

             (c) EQUITY INCENTIVE AWARDS. As of the Effective Date, the Executive (i) shall purchase 13,125 Class A Common Shares of United National Group, Ltd. (“UNG”) at an acquisition price of $131,250 (ii) shall receive a time vesting stock option grant for 52,500 Class A Common Shares of UNG in the form of option grant attached as Schedule A and (iii) shall receive a performance based stock option grant for 65,625 Class A Common Shares of UNG in the form of option grant attached as Schedule B. During the Employment Term, the Executive may be eligible to receive additional option awards in UNG as determined by the Board of the Company in its sole discretion. In addition to any exercise, vesting or other restrictions imposed on such option awards by the Board in its discretion, all such option awards shall be subject to the forfeiture provisions of Annex A attached hereto.

             FRINGE BENEFITS, VACATION TIME, EXPENSES, AND PERQUISITES.

             (a) EMPLOYEE BENEFIT PLANS. The Executive shall be entitled to participate in or receive benefits under all corporate employment benefit plans including but not limited to any pension plan, savings plan, medical or health-and-accident plan or arrangement generally made available by the Company to its executives and key management employees as a group, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

             (b) The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

             (c) During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company from time to time) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy.

             (d) Except as otherwise specifically provided herein, nothing paid to the Executive under any benefit plan or arrangement shall be deemed to be in lieu of compensation to the Executive hereunder.

     PROTECTION OF COMPANY INFORMATION. During the period of his employment, or at any later time following the termination of his employment for any reason, the Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates, and shall not, without the written consent of the Board, knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, or use for any purpose other than to perform his duties hereunder, any “Confidential Information” of the Company or any of its Affiliates obtained by him while in the employ of the Company. The Confidential Information protected by this provision shall include all computer software and files, policy expirations, telephone lists, customer lists, prospect lists, marketing information, information regarding managing general agents, pricing policies, contract forms, customer information, copyrights and patents, the identity of Company and Affiliate employees, Company and Affiliate books, records, files, financial information, business practices, policies and procedures, information about all services and products of the Company and its Affiliates, names of users or purchasers of the products or services of the Company or its Affiliates, methods of promotion and sale and all information which constitutes trade secrets under the law of any state in which the Company or any of its Affiliates does business. No information shall be treated as Confidential Information if it is generally available public knowledge at the time of disclosure or use by Executive, provided that information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive agrees that any breach of the restrictions set forth in this Section will result in irreparable injury to the Company and/or its Affiliates for which there is no adequate remedy at law and the Company and its Affiliates shall, in addition to any other remedies available to them, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate affiliate may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or its Affiliates, as applicable. The Executive shall execute and deliver the Company’s standard “work for hire” agreement regarding ownership by the Company of all rights in its confidential and business materials.

     RESTRICTIVE COVENANTS.

             (a) NONCOMPETITION AGREEMENT. The Executive acknowledges and agrees that the insurance business and operations of the Company are national in scope, and that the Company operates in multiple locations and business segments in the course of conducting its business. In consideration of this Agreement and the equity interests being made available to the Executive hereunder, the Executive covenants and agrees that during his employment with the Company, and for a period of eighteen (18) months following the termination of such employment for any reason (whether termination occurs during, upon expiration of, or following the original or the renewal term hereof), including without limitation as a result of his discharge by the Company with or without Cause or Executive’s voluntary resignation, the Executive shall not directly or indirectly compete with the business of the Company or its Affiliates by becoming a shareholder, officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as less than a one percent (1%) shareholder of a publicly traded company), in any “Competitive Business” (as defined below). “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in (1) the specialty property and casualty insurance business, including excess and surplus lines, non-admitted insurance lines, program-style insurance lines and/or reinsurance, (2) the insurance agency or brokerage business, (3) employing, contracting or consulting with any managing general agent or producer of the Company and (4) any other material business of the Company or any of its Affiliates as of the date of termination of the Executive’s employment. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, it shall be in full force and in effect as to that period of time or geographical area determined to be reasonable by the court. Notwithstanding anything to the contrary contained herein (A) other than in the case of a termination of the Executive’s employment for Cause hereunder, upon termination of the Executive’s employment by the Company without Cause or as a result of his disability, the

Executive may elect in writing to have the Company acquire his then outstanding common stock and options in the Company at the lower of cost or fair market value (as determined by the Board of the Company) and in connection therewith execute a release, in form acceptable to the Company, which releases the Company and its Affiliates (including FPC and its affiliates) from all obligations to make payments under Section 9 of this Agreement, and upon compliance by the Executive with the foregoing obligations, the Executive shall no longer be subject to the restrictions set forth in subclauses (1) and (2) of this Section 7(a), and (B) in the event of termination by the Company of the Executive’s employment due to disability, the Executive may elect in writing to no longer be subject to the restrictions in (1) and (2) of this Section 7(a) (but upon such election shall no longer qualify for payments pursuant to Section 9(a)).

             (b) RETURN OF MATERIALS. Upon termination of employment with the Company, the Executive shall promptly deliver to the Company all correspondence, manuals, letters, notes, notebooks, computer disks, software, reports and any other document or tangible items containing or constituting Confidential Information about the business of the Company and/or its Affiliates.

             (c) NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. Should the Executive’s employment with the Company be terminated for any reason (whether such termination occurs during, upon expiration of, or following the original or the renewal term hereof), including without limitation as a result of his discharge by the Company with or without Cause or Executive’s voluntary resignation, for a period of eighteen (18) months following such termination the Executive shall not: (i) contact, recruit, employ, entice, induce or solicit, directly or indirectly, any employee, officer, director, agent, consultant or independent contractor employed by or performing services for the Company or any of its Affiliates to leave the employ of or terminate services to the Company or such Affiliate, including without limitation working with the Executive, with the entity with which the Executive has affiliated (as an employee, consultant, officer, director, stockholder or otherwise), or with any other entity; (ii) seek, either in his individual capacity or on behalf of any other entity, whether directly or indirectly to solicit, communicate with or contact or advise, or transact or otherwise engage in any insurance related business with (x) any party who is or was a customer of the Company or any of its Affiliates during Executive’s employment by the Company or at any time during the said eighteen (18) month period, or (y) any party who was identified as a prospect of the Company or any of its Affiliates during Executive’s employment by the Company; or (iii) engage in or participate in any effort or act to induce any customer (as defined in subsection 7(c)(ii)) of the Company or any of its Affiliates to take any action which might be disadvantageous to the Company or its Affiliates. The Executive agrees that any breach of the restrictions set forth in Sections 6 and 7 will result in irreparable injury to the Company for which it shall have no adequate remedy in law and the Company shall, in addition to any other remedy available to it and in lieu of Section 15 hereof, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof. In addition to its other remedies, the Company shall be entitled to reimbursement from the Executive and/or the Executive’s employer of costs incurred in securing a qualified replacement as a result of any breach by the Executive of this Section. For purposes of this Agreement, “customer” shall include, without limitation, any policyholder, managing general agent or reinsurer with whom the Company or its Affiliates has transacted business.

             (d) In the event Executive breaches any of his covenants in this Section 7, the Company and its Affiliates shall be released from their obligation to make payments under Section 9 of this Agreement and (to the extent permitted by applicable law) to provide benefits or make payments under all employee benefit plans in which Executive participates, and the Company shall be entitled to reimbursement from the Executive of severance payments made to the Executive by the Company following termination of employment with the Company. In addition, in the event of a violation by the Executive of his covenants in this Section 7, he shall be subject to the forfeiture provisions of Annex A with respect to his equity holdings in the Company.

             (e) The Executive acknowledges and agrees that the terms of this Section 7: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on the Executive; and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive breach of the provisions of Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to comment any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

     TERMINATION.

             (a) The Executive’s employment hereunder shall terminate upon his death, retirement, or the expiration of this Agreement. Upon the Executive’s death, any sums then due him shall be paid to the executor, administrator or other personal representative of the Executive’s estate.

             (b) If the Executive becomes disabled (as certified by a licensed physician selected by the Company) and is unable to perform or complete his duties under this Agreement for a period of 180 consecutive days or 180 days within any twelve-month period, the Company shall have the option to terminate this Agreement by giving written notice of termination to the Executive. Such termination shall be without prejudice to any right the Executive has under the disability insurance program maintained by the Company.

             (c) The Company may terminate the Executive’s employment hereunder for Cause. For the purposes of this agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the Executive substantially failing to perform his duties hereunder after notice from the Company and failure to cure such violation within 10 days of said notice (to the extent the Board reasonably determines such failure to perform is curable and subject to notice) (other than in the case of disability covered under Section 8(b) hereof) or violating any material Company policies, including without limitation the Company’s corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all Company employees or senior executives, (ii) the engaging by the Executive in any malfeasance, fraud, dishonesty or gross misconduct adverse to the interests of the Company or its

Affiliates, (iii) the material violation by the Executive of any of the provisions of Sections 3, 6 or 7 hereof or other provisions of this Agreement after notice from Company and a failure to cure such violation within 10 days of said notice (including a “Forfeiture Event” as provided for in Annex A hereto), (iv) the Board’s determination that the Executive has exhibited incompetence or gross negligence in the performance of his duties hereunder, (v) receipt of a final written directive or order of any governmental body or entity having jurisdiction over the Company requiring termination or removal of the Executive as Senior Vice President – Operations of the Company, or (vi) the Executive being charged with a felony or other crime involving moral turpitude.

             (d) The Company may choose to terminate the Executive’s employment at any time without Cause or reason.

             (e) Notwithstanding any provisions of this Agreement to the contrary, and subject to the Executive remaining employed by the Company hereunder through and until December 31, 2005, the Executive shall have the right, upon at least ninety (90) days’ advance written notice to the Company, to elect to voluntarily resign his employment, such resignation to be effective at any time after December 31, 2005, solely in order to accept and immediately begin employment with The AMC Group, L.P. or one or more of its affiliated entities (“AMC”); provided such employment with AMC (the “AMC Employment”) must continue for a period of at least six (6) continuous months following such termination of employment hereunder, unless the Executive’s employment with AMC is terminated earlier on account of his death, disability or termination by AMC without cause, in which case the employment period shall terminate as of such date. The Company may in its sole discretion elect to terminate the Executive at any time after its receipt of written notice of Executive’s election to terminate hereunder, in which case the Company shall pay the Executive his full Annual Direct Salary through the date of such termination of employment. In the event the Executive engages in the AMC Employment for at least six (6) continuous months, the provisions of Annex B attached hereto shall apply and such provisions and the payment obligations set forth therein, if any, shall be in lieu of any severance payments or obligations set forth in Section 9.

     PAYMENTS UPON TERMINATION.

             (a) If the Executive’s employment shall be terminated because of death, disability, or for Cause, the Company shall pay the Executive (or his executor, administrator or other personal representative, as applicable) his full Annual Direct Salary through the date of termination of employment at the rate in effect at the time of termination and the Company shall have no further obligations to the Executive under this Agreement (and the Executive shall not be entitled to payment of any unpaid bonus or incentive award); provided that in the event of a termination by the Company because of disability and other than in the case of employment in any Competitive Business the Company shall pay to the Executive, as full and complete liquidated damages hereunder, an amount equal to the Executive’s then monthly Annual Direct Salary multiplied by six (6) months, with such amount payable in equal monthly installments and provided further that the foregoing amounts shall be reduced by any disability payments for which the Executive may otherwise be entitled. No payments or benefits shall be provided hereunder in connection with the Executive’s disability (i) unless and until the Company has first received a signed general release from the Executive (or the Executive’s guardian or legal representative) in a form acceptable to the Company releasing the Company and Affiliates and any other parties identified by the Company and Affiliates therein, and (ii) to the extent that the Executive has breached any of his post-termination obligations hereunder.

             (b) If the Executive’s employment is terminated by the Company without Cause or if the Executive terminates his employment as a result of (i) a written notice from the Company that its principal executive offices are being relocated more than 90 miles from their current location or that the Executive’s principal place of employment is transferred to an office location more than 90 miles from his then current place of employment (unless in either case the effect of such relocation results in the Executive’s principal place of employment being less than forty (40) miles from his principal residence), and (ii) the failure of the Company to offer the Executive a reasonable relocation package to cover direct out-of-pocket losses (if any) on the sale of the Executive’s primary residence, and temporary living expenses and moving costs, then the Company shall pay to the Executive, as full and complete liquidated damages hereunder, an amount equal to the Executive’s then monthly Annual Direct Salary multiplied by six (6) months, with such amount payable in equal monthly installments; provided that if as of December 31, 2005 the Executive is still employed by the Company and the Executive and the Company agree in writing by March 31, 2006 to mutually satisfactory terms to amend this Agreement to provide for a five-year term from January 1, 2006 through December 31, 2010, the foregoing payment obligation shall be modified to reflect the monthly Annual Direct Salary then agreed to by the parties multiplied by 18 to the extent that the Executive otherwise qualifies for a termination payment under the terms of any ongoing agreement. The Company shall also maintain in full force and effect, for the continued benefit of the Executive for the period in which the Executive is receiving the foregoing payments, any medical or health-and-accident plan or arrangement of the Company in which the Executive is a participant at the time of such termination of employment; provided that the Executive shall remain responsible for continuing to pay his share of the costs of such coverage; provided further that the Company shall not be under any duty to maintain such coverage if the Executive becomes eligible for coverage under any other employer’s insurance and the Executive shall give the Company prompt notice of when such eligibility occurs. No payments or benefits shall be provided hereunder (i) unless and until the Company has first received a signed general release from the Executive in a form acceptable to the Company releasing the Company and Affiliates and any other parties identified by the Company and Affiliates therein, and (ii) to the extent that the Executive has breached any of his post-termination obligations hereunder. Notwithstanding the foregoing, the Executive’s right to monthly Annual Direct Salary payments or continuing benefits following a termination described in this Section 9(b) shall immediately cease and all further payments shall be forfeited in the event the Executive provides any employment, consulting or other services to AMC for any form of remuneration , either directly or indirectly, as an employee or independent contractor, during the period in which the Executive is receiving such payments and benefits.

     NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Timothy J. Dwyer 444 Bowen Drive Exton, PA 19341

If to the Company:	United National Insurance Company Three Bala Plaza East, Suite 300 Bala Cynwyd, PA 19004 Attn: General Counsel

With a Copy To:	Fox Paine & Company, LLC 950 Tower Lane, Suite 1150 Foster City, CA 94404 Attn: Troy Thacker

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     SUCCESSORS. This Agreement shall be binding upon the Executive, his heirs, executors or administrator, and the Company, and any successor to or assigns of the Company. This Agreement is not assignable by Executive. This Agreement is assignable by the Company to a successor to or purchaser of the Company’s business.

     ENFORCEMENT OF SEPARATE PROVISIONS. Should provisions of this Agreement be ruled unenforceable for any reasons, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

     AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without consent of any other person and, so long as the Executive lives, no person other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     ARBITRATION. In the event that any disagreement or dispute whatsoever shall arise between the parities concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including attorney’s fees, and there shall be no award of attorney’s fees) and shall split the fee of the arbitrator. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them.

     LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company and this Agreement contains all the covenants and agreements between the parties with respect to the Executive’s employment.

     ACKNOWLEDGEMENT. Executive acknowledges that he has carefully read and fully understands this Agreement and that the Company has provided him sufficient time to discuss such Agreement with an attorney.

[signature page to follow]

EXECUTION COPY

[Executive Employment Agreement Signature Page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	United National Insurance Company

/s/ Lynne Gerber-Saionz	By:	/s/ Seth F. Freudberg

Secretary		President

WITNESS:	Timothy J. Dwyer

/s/ Kevin L. Tate	By:	/s/Timothy J. Dwyer

Annex A

Option and Equity Forfeiture

     Forfeiture of Options and Restricted, Common and Preferred Stock and Gains Realized upon Prior Option Exercises or Sale of Stock. Unless otherwise determined by the Board of Directors of the Company, the Options granted under this Employment Agreement, together with any future option grants made to the Executive or options on the Class A common shares of UNG and any restricted stock and common or preferred stock, if any, held by the Executive, shall be subject to the following additional forfeiture conditions to which the Executive, by accepting such Options or equity interests, hereby agrees. In the event of (i) the Executive’s breach or failure to comply with any of the terms or conditions of Section 6 or Section 7 of this Employment Agreement (whether or not employed by the Company at such breach or failure to comply) (a “Forfeiture Event”), and (ii) if the Executive is employed by the Company at the time of a Forfeiture Event, his termination of employment by the Company, all of the following will result:

(i)	The unexercised portion of the Options (both unvested and vested, if any) will immediately be forfeited and canceled without payment upon the occurrence of the Forfeiture Event;

(ii)	All equity, including restricted stock, common and/or preferred stock, if any, held by the Executive will, upon the occurrence of the Forfeiture Event, immediately be repurchased by the Company or its designee at the lower of fair market value (as determined by the Board of the Company) or the Executive’s original purchase price (in each case reduced to reflect any outstanding liabilities of the Executive to the Company or its Affiliates), with payment taking the form of a five year note from the Company or its designee, accruing interest at the lowest then applicable rate mandated by Federal law, with the principal and interest due on the fifth anniversary of the date of purchase (or such later date as may be necessary to permit the Company or its designee to comply with any applicable borrowing covenants affecting its payment obligations.) The Executive promptly shall take all appropriate and necessary action to facilitate the buy back of such equity, including the prompt delivery to the Company (or its designee) of all stock certificates or other documents that the Company may request; and

(iii)	The Executive will be obligated to repay to the Company (or its designee), in cash, within five (5) business days after demand is made therefor by the Company (or its designee), the total amount of Award Gain (as defined herein) realized by the Executive (I) upon each exercise of the Options that occurred on or after (A) the date that is six (6) months prior to the Forfeiture Event, if the Forfeiture Event occurred while the Executive was employed by the Company or a subsidiary or affiliate, or (B) the date that is six (6) months prior to the date that Executive’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Executive ceased to be so employed, or (II) upon any sale, transfer or other disposition of the Class A Common Shares of UNG. For purposes of this Annex A, the term “Award Gain” shall mean (i) in respect of a given Options exercise, the product of (X) the Fair Market Value per share of stock at the date of such exercise (without regard to any subsequent change in the market price of such share of stock) minus the exercise price times (Y) the number of shares as to which the Options were exercised at that date, and (ii), in respect of any sale of stock, the value of any cash or the Fair Market Value of stock or property paid or payable to the Executive less any cash or the Fair Market Value of any stock or property (other than stock or options which would have itself been forfeitable hereunder and excluding any payment of tax withholding) paid by the Executive to the Company (or its designee) as a condition or in connection with the acquisition of such stock or amount otherwise included in subclause (i) above.

Annex B

Provisions Relating to AMC Employment

     The parties hereto agree that notwithstanding any contrary provisions of this Agreement, the Management Shareholders’ Agreement dated as of September 5, 2003 by and among UNG, UN Holdings (Cayman), Ltd. and persons listed on Schedule I thereto,(the “MSA”) the UNG Share Incentive Plan dated September 5, 2003, as amended, and the agreements attached as Schedule A and Schedule B hereto, the terms and conditions set forth below shall apply in the event the Executive engages in the AMC Employment for at least the period of time required by Section 8(e) (the “AMC Section 8(e) Service Period”):

(i)	the Executive shall be entitled to receive payment of the annual bonus award for the 2005 calendar year, if any, described in Section 4(b), notwithstanding that he is no longer employed by the Company on the date such payment would otherwise be made, provided that (x) all other requirements for the payment of the bonus have been satisfied and (y) the bonus shall be payable only if the Executive completes the AMC Section 8(e) Service Period;

(ii)	during the period of the AMC Employment (provided it equals or exceeds the AMC Section 8(e) Service Period), the Executive’s service with AMC shall be credited with respect to the continued vesting and exercisability of the time vesting stock option grant and the performance vesting stock option grant described in Section 4(c);

(iii)	during the period of the AMC Employment (provided it equals or exceeds the AMC Section 8(e) Service Period), the Executive shall have the right, at his election in writing, (A) if the Class A Common Shares of UNG are not then publicly traded, to have the Company purchase all of the Class A Common Shares of UNG described in Section 4(c)(i) at a per share price equal to the lower of cost (with cost adjusted to include a 5% annual return compounded on the Executive’s purchase price from the date of his purchase) and the fair market value of such shares (as determined by the Board of the Company) as of the date of exercise of the Executive’s election hereunder, and (B) if the Class A Common Shares of UNG are then publicly traded, to sell such shares to the extent permitted pursuant to Rule 144 as promulgated by the SEC and such public sale shall not be subject to the provisions of subclause (d) of Section 2.1.4 of the MSA;

(iv)	during the period of the AMC Employment (provided it equals or exceeds the AMC Section 8(e) Service Period), the Executive shall not be restricted from engaging in activities which would otherwise be considered to be a violation of the restrictive covenants set forth in Section 7 of this Agreement if (i) he engages in those activities in the course of the proper performance of his duties for AMC and (ii) the engagement in such activities by AMC does not breach any of AMC’s covenants under Section 6.07 of the Amended and Restated Investment Agreement dated as of September 5, 2003 among U.N. Holdings (Cayman), Ltd., Vigilant

International, Ltd., U.N. Holdings II, Inc., U.N. Holdings LLC, U.N. Holdings Inc., Wind River Investment Corporation and the trusts named therein; and

(v)	no payments, benefits or rights shall be provided hereunder (a) unless and until the Company has first received a signed general release from the Executive in a form acceptable to the Company releasing the Company and its Affiliates and any other parties identified by the Company and its Affiliates therein, and (b) to the extent that the Executive has breached any of his post-termination obligations hereunder.

(vi)	For purposes of any written notice to be given the Executive under this Agreement or otherwise, such notice shall be effective only upon actual receipt of delivery by Executive or on the day following delivery by the Company of any notice to an overnight delivery service addressed to the Executive.